Exhibit 10.1

Execution Version

TAX RECEIVABLE AGREEMENT

by and among

WL ROSS HOLDING CORP.,

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF JUNE 9, 2016

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of June 9, 2016, is hereby entered into by and among WL Ross Holding Corp., a Delaware corporation (the “Parent Corporation”), TPG VI Neon II, L.P., a Delaware limited partnership (“TPG Unblocked Partnership”), TPG VI FOF Neon, L.P., a Delaware limited partnership (“TPG FOF Partnership”), Nexeo Holdco, LLC, a Delaware limited liability company (“New Holdco”), TPG VI AIV SLP SD, LP, a Delaware limited partnership (“TPG GP”), TPG VI DE BDH, LP, a Delaware limited partnership (“TPG Blocker Owner”) and the Agent.

RECITALS

The Parent Corporation, New Holdco, Nexeo Solutions Holdings, L.L.C., a Delaware limited liability company (“Holdings LLC”), Neon Acquisition Company LLC, a Delaware limited liability company (“Blocker Merger Sub”), Neon Holding Company LLC, a Delaware limited liability company (“Company Merger Sub”), and TPG Accolade Delaware, LP, a Delaware limited partnership (“TPG Blocker”) entered into the Agreement and Plan of Merger, dated March 21, 2016 (the “Merger Agreement”).

Pursuant to the Merger Agreement, Company Merger Sub, a wholly-owned subsidiary of the Parent Corporation, will merge with and into Holdings LLC (the “Holdings LLC Merger”).  Pursuant to the Holdings LLC Merger, the Parent Corporation will acquire the Holdings LLC interests held by TPG GP, TPG Unblocked Partnership, TPG FOF Partnership and New Holdco, and the interests in Holdings LLC held by TPG Blocker will remain outstanding.  For U.S. federal income tax purposes, the Holdings LLC Merger will be treated as a taxable acquisition by the Parent Corporation from TPG GP, TPG Unblocked Partnership, TPG FOF Partnership and New Holdco of their respective interests in Holdings LLC.

Pursuant to the Merger Agreement, immediately following the Holdings LLC Merger, Blocker Merger Sub, a wholly-owned subsidiary of the Parent Corporation, will merge with and into TPG Blocker, an entity that has elected to be treated as a corporation for U.S. federal income tax purposes (the “TPG Blocker Merger”). For U.S. federal income tax purposes, the TPG Blocker Merger will be treated as a taxable acquisition by the Parent Corporation of the ownership interests in TPG Blocker from TPG Blocker Owner.

Following the TPG Blocker Merger and the Holdings LLC Merger, the Parent Corporation will be the sole member of TPG Blocker, and the Parent Corporation and TPG Blocker will together own all of the interests in Holdings LLC, which will continue to be treated as a partnership for U.S. federal income tax purposes.

Holdings LLC is the sole shareholder of Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holding Corp”).  Holdings LLC and Sub Holding Corp together hold all of the common units in Nexeo Solutions LLC (“Nexeo LLC”) and Sub Holding Corp holds all of the preferred units in Nexeo LLC.

Holdings LLC and each of its direct and indirect Subsidiaries that is treated as a partnership (including Nexeo LLC) will have in effect for the taxable year that includes the Mergers an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Parties hereto are entering into this Agreement to set forth the agreements regarding the sharing of certain the Tax benefits realized by the Parent Corporation Group (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                      Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date.  For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest, but shall instead be treated as additional consideration unless otherwise required by law.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of the Parent Corporation Group.

“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means TPG Unblocked Partnership.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the Mergers and the payments made pursuant to this Agreement (as calculated under Section 2.1), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where Nexeo LLC remains classified as a partnership for U.S. federal income Tax purposes); (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where Nexeo LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes); and (iii) under Section 362(a) of the Code.  For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” has the meaning set forth in Section 2.1.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.  The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocked AIV” means TPG VI DE AIV I, LP, a Delaware limited partnership.

“Blocker Holders” means, as applicable, TPG Blocker Owner, TPG Blocker Partnership as successor to TPG Blocker Owner pursuant to Section 7.6(a), and their respective successors and assigns pursuant to Section 7.6(a).

“Blocker Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Blocker NOLs” means the net operating losses, capital losses, Section 163(j) Carryovers and credit carryforwards of TPG Blocker relating to taxable periods ending on or prior to the Closing Date.

“Board” means the Board of Directors of the Parent Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Closing Date” means the closing date of the Mergers.

“Closing Date Basis” means (i) the Tax basis immediately prior to the Mergers of any Reference Asset that is goodwill or any other intangible asset, (ii) any Tax basis resulting from any “start-up expenditures” (as defined in Section 195(c)(1) of the Code) incurred in connection with the Mergers and all associated transactions and (iii) any Basis Adjustments resulting from the Mergers; provided, however, that Closing Date Basis shall not include any basis increases generated under Section 743(b) of the Code in the Holdings LLC Merger that are attributable to assets of Nexeo LLC described in Section 197 of the Code unless, no later than 60 days after the end of the Parent Corporation’s fiscal year that includes the closing date of the Mergers, PWC delivers an opinion, at a more likely than not level and in a form reasonably satisfactory to the Parent Corporation, that the basis increases generated under Section 743(b) of the Code in the Holdings LLC Merger that are attributable to assets of Nexeo LLC described in Sections 167, 168, and 197 of the Code represent depreciable or amortizable, as applicable, basis to the Parent Corporation.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Company Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Designated Tax Attributes” means the Closing Date Basis, any Additional Basis, any Imputed Interest and any Blocker NOLs.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including, for the avoidance of doubt, a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Dispute” has the meaning set forth in Section 7.9(a).

“Disputing Party” has the meaning set forth in Section 7.10.

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.3.

“Early Termination Notice” has the meaning set forth in Section 4.3.

“Early Termination Payment” has the meaning set forth in Section 4.4(b).

“Early Termination Rate” means LIBOR plus 100 basis points; provided, that in the case of an Early Termination to which the last sentence of the definition of “Valuation Assumptions” applies, it shall mean LIBOR plus 200 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.3.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.10.

“Holdings LLC” has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Merger” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Parent Corporation Group (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but without taking into account any Designated Tax Attributes.  For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Material Objection Notice” has the meaning set forth in Section 4.3.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Mergers” means the TPG Blocker Merger and the Holdings LLC Merger.

“Net Tax Benefit” for each Taxable Year shall mean an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under Section 3.1 (excluding payments attributable to Accrued Amounts).

“New Holdco” has the meaning set forth in the Preamble of this Agreement.

“Nexeo LLC” has the meaning set forth in the Recitals of this Agreement.

“Non-Blocker Holders” means, as applicable, TPG Unblocked Partnership, TPG FOF Partnership, New Holdco, TPG GP, TPG Blocker Partnership as successor to TPG GP pursuant to Section 7.6(a), and their respective successors and assigns pursuant to Section 7.6(a).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group” means the Parent Corporation, any direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return.

“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.12) filed with respect to any Taxable Year.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PWC” means PricewaterhouseCoopers LLP.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability.  If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability.  If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10.

“Reconciliation Procedures” means the procedures described in Section 7.10.

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by TPG Blocker, Holdings LLC, Sub Holding Corp, Nexeo LLC or any of the direct or indirect Subsidiaries of Nexeo LLC.  A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 163(j) Carryovers” means disallowed interest expense carryforwards under Section 163(j) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Sub Holding Corp” has the meaning set forth in the Recitals of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TPG Blocker Owner” has the meaning set forth in the Preamble of this Agreement.

“TPG Blocker” has the meaning set forth in the Recitals of this Agreement.

“TPG Blocker Merger” has the meaning set forth in the Recitals of this Agreement.

“TPG Blocker Partnership” means TPG VI Neon I, L.P.

“TPG FOF Partnership” has the meaning set forth in the Preamble of this Agreement.

“TPG GP” has the meaning set forth in the Preamble of this Agreement.

“TPG Unblocked Partnership” has the meaning set forth in the Preamble of this Agreement.

“TRA Holders” means the Blocker Holders and the Non-Blocker Holders.

“Transferor” has the meaning set forth in Section 7.12(b).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Parent Corporation Group will have taxable income sufficient to fully utilize (A) the deductions arising from all Designated Tax Attributes during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Designated Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Parent Corporation Return for the applicable Taxable Year) in which such deductions would become available and (B) any loss or credit carryovers generated by deductions arising from any Designated Tax Attributes that are available in the Taxable Year that includes the Early Termination Date and any Blocker NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the date of such Early Termination Payment will be utilized by the Parent Corporation Group on a pro rata basis over a five year period beginning on the Early Termination Date, or, if slower, at the rate permitted by any applicable limitations on such usage

(e.g., under Section 382 of the Code) and (ii) the U.S. federal income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date.  If, following the end of the Taxable Year that includes the date that is ten years after the date of this Agreement, over two consecutive Taxable Years the costs and expenses of implementing this Agreement exceed the Tax Benefit Payments during such period and, as a result, at the end of such period the Parent Corporation elects to terminate this Agreement pursuant to Section 4.1, then, in lieu of utilizing the assumption in clause (i) above, the Parent Corporation and the Agent shall negotiate in good faith to determine the projected taxable income of the Parent Corporation Group over the remaining term of this Agreement and that amount shall be used in calculating the Early Termination Payment; provided, that if the Parent Corporation and Agent, for any reason, are unable to successfully agree regarding the projected taxable income of the Parent Corporation Group within thirty (30) calendar days after receipt by Agent of the Early Termination Notice, the Parent Corporation and Agent shall employ the Reconciliation Procedures.

Section 1.2                      Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1                      Basis Schedule.  Within sixty (60) calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Mergers are effected, the Parent Corporation shall deliver to Agent a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Closing Date Basis, (ii) the period (or periods) over which such Closing Date Basis is amortizable and/or depreciable, (iii) the Blocker NOLs, (iv) the scheduled expiration dates of the Blocker NOLs, and (v) any applicable limitations on the use of the Blocker NOLs for Tax purposes (including under Section 382 of the Code).  Within sixty (60) calendar days after the filing of the Parent Corporation Return for a Taxable Year following the Taxable Year in which the Mergers are effected in which there arises additional Closing Date Basis or

Additional Basis, the Parent Corporation shall deliver to Agent a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (y) any additional Closing Date Basis and any Additional Basis and (z) the period (or periods) over which such Closing Date Basis and Additional Basis is amortizable and/or depreciable.

Section 2.2                      Tax Benefit Schedule.

(a)                               Within sixty (60) calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Parent Corporation shall provide to Agent: (i) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year and the allocation of any Net Tax Benefit among the TRA Holders, which allocation shall be made in accordance with Schedule A (a “Tax Benefit Schedule”), (ii)  the Parent Corporation Return, (iii) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (iv) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (v) any other work papers related thereto that are reasonably available to the Parent Corporation and requested by Agent.  In addition, the Parent Corporation shall allow Agent reasonable access to the appropriate representatives of the Parent Corporation Group in connection with a review of such Tax Benefit Schedule.  The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes.  The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)                               For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Designated Tax Attribute shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology.  The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to Non-Blocker Holders, and (ii) as a result, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

Section 2.3                      Procedure; Amendments.

(a)                               An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which Agent has received the applicable Schedule or amendment thereto unless Agent (i)  within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii)  provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation.  If the Parent Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation and Agent shall employ the Reconciliation Procedures.

(b)                               The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Agent, (iii) to correct inaccuracies in the Schedule as a result of a change in law or applicable rules or regulations (including, if applicable, any such change having retroactive effect), provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).  The Parent Corporation shall provide an Amended Schedule to Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1                      Payments.

(a)                               Within five (5) Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.3(a), the Parent Corporation shall pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto.  The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year and shall be consistent with the principles set forth in Schedule A.  Payment of each TRA Holder’s portion of the Net Tax Benefit and the Accrued Amount with respect thereto (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder.  No TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment.

(b)                               Notwithstanding any provision of this Agreement to the contrary, the aggregate Net Tax Benefit Payments to be made to the TRA Holders under this Agreement, when combined with any payments made by the Parent Corporation pursuant to Section 2.9 of the Merger Agreement, shall not exceed $500,000,000.

Section 3.2                      No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons due payments pursuant to this Agreement.  The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3                      Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV
TERMINATION

Section 4.1                      Early Termination at Election of the Corporate Taxpayer.  The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (an “Early Termination”); provided that the Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice.  Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2                      Breach of Agreement.

(a)                               In the event that the Parent Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation within thirty (30) days after notice is provided by the Agent, then if a majority of the TRA Holders so elect, such breach shall be treated as an Early Termination.  Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach.  Notwithstanding the foregoing, in the event that the Parent Corporation breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b)                               The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due.  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3                      Early Termination Notice.  If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment; provided, that in the case of an Early Termination to which the last sentence of the definition of “Valuation Assumptions” applies, the Parent Corporation shall be required to consult with Agent in preparing the Early Termination Schedule in accordance with the last sentence of the definition of “Valuation Assumptions” prior to delivering such schedule to Agent pursuant to the first part of this sentence.  The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Agent has received such Schedule or amendment thereto unless Agent (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”).  If the Parent Corporation and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation and Agent shall employ the Reconciliation Procedures.

Section 4.4                      Payment upon Early Termination.

(a)                               Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five (5) Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment.  Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

(b)                               The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including, for the avoidance of doubt, any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1                      Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations.  For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2                      Late Payments by the Parent Corporation.  The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                      Participation in the Parent Corporation Group’s Tax Matters.  Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Parent Corporation shall notify Agent of, and keep Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to Agent reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided, however, that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the Nexeo LLC Agreement.

Section 6.2                      Consistency.  The Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.3.  If the Parent Corporation and any TRA Holder, for any reason, are unable to successfully resolve the any disagreement concerning such treatment within thirty (30) calendar days, the Parent Corporation and such TRA Holder shall employ the Reconciliation Procedures.

Section 6.3                      Cooperation.  Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (for the avoidance of doubt, excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

ARTICLE VII
MISCELLANEOUS

Section 7.1                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Parent Corporation, to:

WL Ross Holding Corp.
1166 Avenue of the Americas

New York, New York 10036
Attention:  Wilbur L. Ross, Jr.

with a copy (which shall not constitute notice to the Parent Corporation) to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300
Houston, Texas 77002
Attention:  Andrew Calder, P.C. and William J. Benitez

If to Agent, to:

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention:  General Counsel

Telephone:  (817) 471-4000

Fax:  (817) 471-4001

If to a TRA Holder other than Agent, to:

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention:  General Counsel

Telephone:  (817) 471-4000

Fax:  (817) 471-4001

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3                      Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                      Successors; Assignment.

(a)                               Following a written consent of the Parent Corporation (such consent not to be unreasonably withheld, conditioned or delayed) a TRA Holder may assign this Agreement to any person without the prior written consent of the Parent Corporation as long as such transferee executes and delivers a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “Non-Blocker Holder” or “Blocker Holder” (in accordance with the status of the transferee as a Non-Blocker Holder or Blocker Holder) for all purposes of this Agreement, except as otherwise provided in such joinder.  Notwithstanding the foregoing, the parties to this Agreement acknowledge that immediately following the Blocker Merger, it is contemplated that TPG Blocker Owner will contribute its rights under this Agreement to TPG Blocker Partnership and that TPG GP will contribute its rights under this Agreement to TPG Blocker Partnership (through Blocked AIV and Blocker Owner), and that, in connection with that/such contributions, (i) Parent Corporation consent shall not be required and TPG Blocker Partnership shall not be required to execute and deliver a joinder to this Agreement, (ii) TPG GP shall cease to be a Non-Blocker Holder as of the time of the contribution and TPG Blocker Partnership shall be a Non-Blocker Holder as the successor of TPG GP, and (iii) TPG Blocker Owner shall cease to be a Blocker Holder as of the time of the contribution and TPG Blocker Partnership shall be a Blocker Holder as the successor of TPG Blocker Owner.  Any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons as long as any such Person executes and delivers a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of Section 7.6(b).

(b)                               Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in the third sentence of Section 7.6(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c)                                Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Parent Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Corporation would be required to perform if no such succession had taken place.

Section 7.7                      Amendments; Waivers.  No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.8                      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9                      Resolution of Disputes.

(a)                               Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9.  The parties hereto shall attempt in good faith to resolve all Disputes by negotiation.  If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in the State of Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement.  The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)                               Notwithstanding the provisions of Section 7.9(a), the Parent Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Parent Corporation as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)                                EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE, FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award.  The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)                               The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10               Reconciliation.  In the event that the Parent Corporation and Agent (with respect to matters governed by the definition of “Valuation Assumptions”, Section 2.3 and Section 4.3) or any TRA Holder (with respect to matters governed by Section 6.2) (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert.  The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise.  The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution.  The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this

Section 7.10 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11               Withholding.  The Parent Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.12               Admission of the Parent Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)                               If the Parent Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

(b)                               If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13               Confidentiality.

(a)                               Agent and each of its assignees and each TRA Holder and each of its assignees acknowledges and agrees that the information of the Parent Corporation Group is confidential and, except in the course of performing any duties as necessary for the Parent Corporation Group and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Parent Corporation Group and its Affiliates and successors or the TRA Holders, learned by Agent or TRA Holder heretofore or hereafter.  This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Parent Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Parent Corporation prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Parent Corporation), or (E) to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such returns.

(b)                               If Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Parent Corporation shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Parent Corporation or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Parent Corporation and that money damages alone shall not provide an adequate remedy to such Persons.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent Corporation, the TRA Holders, and the Agent have duly executed this Agreement as of the date first written above.

PARENT CORPORATION:

WL Ross Holding Corp.

By:	/s/ Wilbur L. Ross, Jr.
	Name:	Wilbur L. Ross, Jr.
	Title:	Chairman and Chief Executive Officer

Signature Page to Tax Receivable Agreement

AGENT:

TPG VI NEON II, L.P.

By:	TPG ADVISORS VI, INC.,
its general partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

NON-BLOCKER HOLDERS:

TPG VI NEON II, L.P.

By:	TPG ADVISORS VI, INC.,
its general partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG VI FOF NEON, L.P.

By:	TPG VI AIV SLP SD, L.P.,
its general partner
By:	TPG VI AIV SLP SD ADVISORS, L.L.C.,
its general partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

NEXEO HOLDCO, LLC

By:	/s/ Michael B. Farnell, Jr.
	Name:	Michael B. Farnell, Jr.
	Title:	Executive Vice President and
Chief Legal Officer

Signature Page to Tax Receivable Agreement

TPG VI AIV SLP SD, L.P.

By:	TPG VI AIV SLP SD ADVISORS, L.L.C.,
its general partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

BLOCKER HOLDERS:

TPG VI DE BDH, L.P.

By:	TPG ADVISORS VI, INC.,
its general partner

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

Signature Page to Tax Receivable Agreement

Schedule A

In accordance with Section 3.1, the entire Net Tax Benefit for each Taxable Year shall be paid within five (5) Business Days after a Tax Benefit Schedule for such Taxable Year becomes final in accordance with Section 2.3(a).

1.              The Net Tax Benefit shall be allocated among the TRA Holders in accordance with their relative percentage interests in Holdings LLC immediately before the Mergers, as set forth below:

Non-Blocker Holders:

TPG Unblocked Partnership — 52.49%

TPG FOF Partnership — 0.37%

New Holdco — 5.50%

TPG GP — 0.00%

Blocker Holders:

TPG Blocker Owner — 41.64%

2.              For Designated Tax Attributes other than Blocker NOLs that are not Section 163(j) Interest Carryovers, any such Designated Tax Attributes available for use during a Taxable Year shall be considered to be utilized proportionately.  Blocker NOLs other than Section 163(j) Interest Carryovers shall be considered to be utilized only to the extent that such Blocker NOLs available for use during a Taxable Year would be utilized after taking into account all other available Designated Tax Attributes.

Schedule A to Tax Receivable Agreement